Exhibit 99.1

                       World Waste Technologies Announces
               Initial Test Shipments of Quadra C Unbleached Pulp

    SAN DIEGO--(BUSINESS WIRE)--July 5, 2006--World Waste Technologies, Inc. (OTCBB:WDWT) announced today that it has completed the initial test shipments of its unbleached fiber pulp product, Quadra C Unbleached pulp, to prospective customers. World Waste shipped a total of three truckloads of product, containing approximately 20 tons of material each, to three potential customers in the Los Angeles, California area. The product was delivered without charge pursuant to a previously agreed-upon trial phase with these potential customers designed to enable them to begin to evaluate the product in connection with possible future purchases by them at market prices and on a commercial scale. The material was successfully blended into the raw material furnish at approximately 10% concentration for the production of packaging grades at each of the potential customer's paper making plants.
    After the last of the initial test shipments was made on June 26, 2006, World Waste began a plant "wash-up" which involves suspending operations for a two week period, in order to install additional processing equipment. After this period, World Waste plans to continue limited test shipments free of charge to its customers. The company currently anticipates that the controlled startup of the plant will continue through at least the end of 2006 and that therefore only limited revenue will be generated through the remainder of the year. During this controlled startup the Company will be implementing a process optimization program including continual monitoring, measurement and analysis of plant operations, the installation of additional equipment that the company deems necessary for the plant to operate more efficiently. This additional equipment includes but is not limited to equipment to remove the biochemical-oxygen demand, BOD in its water effluent. The installation of additional equipment may cost several million dollars before the plant can reach full operating levels.
    Separately, the company announced the final results of its recent offerings of preferred stock and warrants and related senior secured note exchange. Pursuant to these transactions, the company issued $28.5 million total face amount of its Series B convertible preferred stock, convertible into 11.4 million shares of common stock, and warrants to acquire 2.85 million shares of common stock, in exchange for total gross cash proceeds of $25.0 million and the cancellation of $3.5 million of senior secured notes. After applying $2.9 million of these proceeds to the repayment of the company's remaining obligations on its senior secured notes and $2.4 million to offering costs, the company generated net cash proceeds of approximately $19.7 million. As previously disclosed, the company plans to use these net proceeds for commissioning, operation, and process improvement investments at the company's recently completed initial plant located in Anaheim, California, and for working capital and general corporate purposes.
    About World Waste Technologies, Inc. World Waste Technologies, Inc. is seeking to commercialize a patented technology that management believes will allow a significant amount of Municipal Solid Waste
(MSW) to be recycled. A major component of MSW is paper-based material, and the company's technology converts paper, cardboard, and paper packaging found in MSW into a cellulose biomass material that can be sold to box and paper manufacturers or potentially be used in making other products such as building product additives, cellulose insulation, ethanol and other energy derivatives. The company recently completed construction of its initial facility in Anaheim, California.

    The contents of this press release are presented as a general overview of the company. This release is intended only to contain general information regarding the company and its business and does not purport to provide complete disclosure or analysis of all matters that may be relevant to a decision to invest in the company. In addition, certain matters discussed in this release may constitute "forward-looking statements." Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond the company's ability to control or predict, including, but not limited to risks and uncertainties outlined in the company's periodic reports filed with the SEC. Other risk factors may include, but are not limited to, the company's ability to successfully implement its business strategy, including its ability to produce and sell product at commercial levels and adequate prices and the acceptance of its product by potential customers and by the market in general, the ability of the company to achieve profitability even if it is able to sell its product at commercial levels, the ability of the company to successfully apply the proceeds of its recent offering for their stated purposes, the company's ability to raise subsequent financing in order to build additional facilities, fluctuations in quarterly results, increased competition, the economical operation of the company's process, and the company's ability to protect the proprietary technology it uses. Further, the company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the company's control, such as announcements by competitors and service providers. The statements made herein are made as of the date of this release, and the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


    CONTACT: World Waste Technologies, Inc.
             David Rane, 858-391-3400